Exhibit 10.3
Summary of Non-Employee Director Compensation
Beginning in May 2006, non-employee directors will receive an annual retainer package valued at $140,000. One half of a director’s retainer will be divided equally between time-vested restricted stock units for Belo Series A common stock and options to purchase Belo Series B common stock. Non-employee directors may elect to take the remaining portion of their retainer in a combination of cash and/or stock options. Non-employee directors who serve as committee chairs will continue receive an additional $10,000 in cash. No additional fee is paid to directors for attendance at Board and committee meetings.
Non-employee director stock option awards are valued according to the Black-Scholes method of option valuation, with the exercise price equal to the closing price of Series A shares on the date of grant. Options vest one year from the date of grant and expire ten years from the date of grant.
Non-employee directors’ time-vested restricted stock units have dividend equivalent rights. The restricted stock units vest one year from the date of grant, and are paid two years following the vesting date (i.e., three years from the date granted).